CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our reports dated July 16, 2003 for Auxier Focus Fund (the "Fund") in this Post-Effective Amendment #11 to the Unified Series Trust's Registration Statement on Form N-1A (file No. 333-100654), including the references to our firm under the heading "Financial Highlights" in each Fund's Prospectus.

            /s/
McCurdy & Associates CPA's, Inc.

Westlake, Ohio
October 27, 2003